Exhibit 10.1

Private Client Group

Merrill Lynch Business Financial Services Inc. 222 North LaSalle Street 17th Floor
Chicago, Illinois 60601
(312) 269-1358
FAX: (312) 499-3252

May 13, 2005

Dreams Products, Inc.

2 South University Drive

Suite 325

Planation, FL 33324

Re:	Amendment to Loan Documents

Ladies & Gentlemen:

This Letter Agreement will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc. (“MLBFS”), Dreams Products, Inc. (“Customer”), Dreams, Inc. (“Dreams”), and Dreams Franchise Corporation (“Franchise”) with respect to: (i) that certain FORBEARANCE AGREEMENT dated as of December 30, 2004 between MLBFS on the one hand, and Customer, Dreams and Franchise (collectively, Customer, Dreams and Franchise, the “Obligors” or the “Parties”) on the other hand (including any amendments and extensions thereto), and (ii) all other agreements between MLBFS and Obligors including without limitation the Loan Documents. Capitalized terms used herein and not defined herein shall have the meaning set forth in the Forbearance Agreement, or if not defined in the Forbearance Agreement, the Loan Documents. The terms of this Letter Agreement amends and restates and supercedes and replaces in its entirety that certain Letter Agreement dated as of March 30, 2005.

Subject to the last sentence of this Letter Agreement, effective as of the date hereof, the Loan Documents are hereby amended as follows:

(a) Section 4(d)(i) of the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:

The term “Termination Date” shall mean the first to occur of: (i) the last Business Day of the seventeenth (17th) full calendar month following the Closing Date, or (ii) June 3, 2005, or (iii) if earlier, the date of termination of the WCMA Line of Credit pursuant to the terms of this Forbearance Agreement.

(b) Section 4(e)(i) of the Forbearance Agreement is hereby amended and restated in its entirety as follows:

The term “Maximum WCMA Line of Credit” shall mean, as of the Effective Date (as hereinafter defined) through June 3, 2005 $3,500,000.00. CUSTOMER AGREES THAT IT WILL, WITHOUT DEMAND, INVOICING OR THE REQUEST OF MLBFS, FROM TIME TO TIME MAKE SUFFICIENT PAYMENTS ON ACCOUNT OF THE WCMA LOAN BALANCE TO ASSURE THAT THE WCMA LOAN BALANCE WILL NOT AT ANY TIME EXCEED THE MAXIMUM WCMA LINE OF CREDIT, AS REDUCED PURSUANT TO THIS SECTION IN THE AMOUNTS SPECIFIED IN THIS SECTION.

Dreams Products, Inc

May 13, 2005

(c) Subject to the terms hereof, and provided Obligors comply with the terms and conditions hereof, MLBFS hereby agrees to waive the Exit Fee (as such term is defined in the Forbearance Agreement) that became due and payable on May 15, 2005 when Obligors failed to pay in full the Obligations as required by the Forbearance Agreement. However, if the Obligations are not indefeasibly paid in full on or before June 3, 2005, the Exit Fee shall be reinstated instanter and the waiver granted herein shall be void ab initio. and the Exit Fee so reinstated, shall become immediately due and payable and shall be in addition to all other charges under the Forbearance Agreement and Loan Documents, and shall become a WCMA Loan, due immediately and added to the WCMA Loan Balance in the same manner as provided for accrued interest with respect to the WCMA Line of Credit. To which extent, by executing this Letter Agreement, the Obligors hereby authorize MLBFS to pay out of and charge to Customer’s WCMA Account such Exit Fee as a WCMA Loan, at any time on or after June 3, 2005, if the Obligations are not indefeasibly paid in full on or prior to June 3, 2005.

(d) Obligors agree, concurrent with their execution of this Letter Agreement, to pay MLBFS a non- refundable Forbearance Fee of $5,000.00 covering the period between May 15, 2005, and June 3, 2005. Customer agrees to pay the Forbearance Fee with a check drawn on a non-Merrill Lynch checking account, and agrees that the Forbearance Fee will be fully non-refundable once it has been paid. Obligors further agree that additional forbearance fees will become due and owing to MLBFS for any extensions to the Forbearance Agreement or this Letter Agreement as may be granted by MLBFS. By their execution of this Letter Agreement, the Obligors hereby consent to the foregoing modifications to the Forbearance Agreement, and hereby agree that except as expressly amended hereby, the Loan Documents, including but not limited to the Forbearance Agreement, shall continue in full force and effect upon all of their terms and conditions.

Obligors acknowledge, warrant and agree, as a primary inducement to MLBFS to enter into this Agreement, that: (a) no Default or Event of Default has occurred and is continuing under the Forbearance Agreement or Loan Documents, other than the Defaults or Events of Defaults referenced in the Forbearance Agreement or specifically refereneced in this Letter Agreement; (b) each of the warranties of Obligors in the Forbearance Agreement and Loan Documents are true and correct as of the date hereof and shall be deemed remade as of the date hereof; (c) no Obligor has any claim against MLBFS or any of its affiliates arising out of or in connection with the Forbearance Agreement or Loan Documents or any other matter whatsoever; and (d) no Obligor has any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Forbearance Agreement or Loan Documents.

Provided that no Event of Default, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, other than the existing Defaults and Events of Default referenced in the Forbearance Agreement or specifically referenced in this Letter Agreement, the amendments and agreements in this Letter Agreement will become effective on the date (the “Effective Date”) upon which: (a) Obligors shall have executed and returned the duplicate copy of this Letter Agreement along with the Forbearance Fee; and (b) an officer of MLBFS shall have reviewed and approved this Letter Agreement and such other documents as being consistent in all respects with the original internal authorization hereof.

Notwithstanding the foregoing, if each Obligor does not execute and return the duplicate copy of this Letter Agreement to MLBFS by 5PM CST May 17, 2005, or if for any other reason (other than

Dreams Products, Inc

May 13, 2005

the sole fault of MLBFS) the Effective Date shall not occur by May 17, 2005, then all of said amendments and agreements will, at the sole option of MLBFS, be void.

Very truly yours,

Merrill Lynch Business Financial Services Inc.

By:	/s/ Bill Kocolowski
Bill Kocolowski Vice President

Agreed and Accepted:

Dreams Products, Inc.

By:	/s/ Ross Tannenbaum

Printed Name:	Ross Tannenbaum

Title:

Dreams, Inc.

By:	/s/ Ross Tannenbaum

Printed Name:	Ross Tannenbaum

Title:

Dreams Franchise Corporation

By:	/s/ Ross Tannenbaum

Printed Name:	Ross Tannenbaum

Title: